Exhibit 3.1

                             ARTICLES OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                              IES UTILITIES INC.


                                   ARTICLE I

                The name of the Corporation is IES Utilities Inc.

                                  ARTICLE II

1. Section 1 of Article IV of the Corporation's Articles of Incorporation is amended by deleting the existing Section 1 of Article IV and by inserting the following in lieu thereof:

      Section 1. The authorized  capital stock of the Corporation  shall consist
      ----------
      of 25,927,787 shares, of which 146,406 shares shall be 4.80% Cumulative Preferred Stock of the par value of $50 each, 120,000 shares shall be 4.30% Cumulative Preferred Stock of the par value of $50 each, 200,000 shares shall be Cumulative Preferred Stock of the par value of $50 each issuable in series as hereinafter provided, 761,381 shares shall be Class A Preferred Stock of the par value of $50 each issuable in series as hereinafter provided, 700,000 shares shall be Cumulative Preference Stock of the par value of $100 each issuable in series as hereinafter provided and 24,000,000 shares shall be Common Stock of the par value of $2.50 each.

2. Section 2 of Article IV of the Corporation's Articles of Incorporation is amended by inserting the following after the designations, rights, preferences and conditions of the Cumulative Preferred Stock of the Corporation (including the designations, rights, preferences and conditions of the 6.10% Series Cumulative Preferred Stock) but before the designations, rights, preferences and conditions of the Cumulative Preference Stock of the Corporation:

                            Class A Preferred Stock
                            -----------------------

                This portion of Section 2 of Article IV of these Articles of Incorporation titled "Class A Preferred Stock" is hereinafter referred to as the "Class A Part."

I. The Class A Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate (including all shares of any and all series thereof theretofore issued) the total number of shares of Class A Preferred Stock hereinabove authorized, as Class A Preferred Stock of one or more series, as hereinafter provided. All shares of any one series of Class A Preferred Stock shall be alike in every particular, each series thereof shall be distinctly designated by letter or descriptive words, and all series of Class A Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of Paragraph II of this Class A Part.

II. Authority is hereby expressly granted to and vested in the Board of Directors at any time or from time to time to issue the Class A
      Preferred Stock as Class A Preferred Stock of any series, and in connection with the creation of each such series to fix by the resolution or resolutions providing for the issue of shares thereof, the designations and the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by the laws of the State of Iowa, in respect to the matters set forth in the following subparagraphs (a) to (g), inclusive:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

(b) The dividend rate per annum of such series, the quarterly payment dates for dividends on shares of such series, and the date from which dividends on shares of such series shall be cumulative (hereinafter called the "date of cumulation"), which date of cumulation shall be identical for all shares of such series;

(c) The price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed at the option of the Corporation (hereinafter called the "optional redemption price");

(d) The amount or amounts payable upon the shares of such series in the event of voluntary liquidation, dissolution or winding up of the Corporation;

(e) Whether or not the shares of such series shall be entitled to the benefit of a sinking fund or a purchase fund to be applied to the purchase or redemption of shares of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

(f) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any class or classes of stock of the Corporation and, if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

(g) Whether or not the issue of any additional shares of such series, or any future series in addition to such series, or of any shares of any other class of stock (except junior stock, as hereinafter in this Class A Part defined) of the Corporation shall be subject to restrictions and, if so, the nature thereof.

III.  Series.

IV. Out of the net profits or net assets of the Corporation legally available for dividends the holders of Class A Preferred Stock of each series shall be entitled to receive, in preference to the Common Stock but pari passu with any additional class of cumulative preferred stock heretofore authorized or which may hereafter be authorized pursuant to the provisions of Paragraph 10 of Section 2 of Article IV of these Articles of Incorporation, when and as declared by the Board of Directors, dividends at the per annum rate for such series fixed by the Board of Directors pursuant to the Paragraph II of this Class A Part, and no more, payable quarterly on the dates fixed by the Board of Directors pursuant to said Paragraph II for such series, in each case from the date of cumulation of such series; and such dividends shall be cumulative (whether or not in any dividend period or periods there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that, if at any time full cumulative dividends, as hereinafter in this Class A Part defined, to the end of the then current dividend period upon the outstanding Class A Preferred Stock of all series shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be fully paid, but without interest, or dividends in such amount declared on each such series and set apart for payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of Class A Preferred Stock of any series and before any dividend shall be declared or paid upon or set apart for, or any other distribution shall be ordered or made in respect of, any junior stock and before any shares of junior stock shall be purchased, redeemed or otherwise acquired for value (except in exchange for or with the proceeds of the issue of other junior stock) by the Corporation.

                All dividends declared on the Class A Preferred Stock shall be declared pro rata so that the amounts of dividends per share declared on the Class A Preferred Stock of different series shall in all cases bear to each other the same proportions that the respective dividend rates of such respective series bear to each other.

V. After full cumulative dividends to the end of the then current dividend period upon the outstanding Class A Preferred Stock of all series shall have been paid or declared and set apart for payment, the Corporation shall set aside as a sinking fund or purchase fund, when and as required, out of any funds legally available for that purpose, in respect of each series of Class A Preferred Stock any shares of which shall at the time be outstanding and in respect of which a sinking fund or purchase fund for the purchase or redemption thereof has been provided for in the resolution or resolutions referred to in Paragraph II of this Class A Part, the sum or sums required by the terms of such resolution or resolutions as a sinking fund or purchase fund to be applied in the manner specified therein.

VI. Out of any net profits or net assets of the Corporation legally available for dividends remaining after full cumulative dividends to the end of the then current dividend period upon the outstanding Class A Preferred Stock of all series shall have been paid or declared and set apart for payment and after the Corporation shall have complied or made provision for compliance with the provisions of the foregoing Paragraph

      V of this Class A Part in respect of any and all amounts then or theretofore required to be set aside or applied in respect of any sinking fund or purchase fund mentioned in said Paragraph V, then and not otherwise, the holders of any junior stock shall, subject to the provisions hereof and of any resolution or resolutions of the Board of Directors with respect to any series of Class A Preferred Stock adopted pursuant to Paragraph II of this Class A Part, be entitled to receive such dividends as may from time to time be declared by the Board of Directors.

                In the event of the issue of additional Class A Preferred Stock of any then existing series, all dividends paid on Class A Preferred Stock of such series prior to the issue of such additional Class A Preferred Stock and all dividends declared and payable to holders of record of Class A Preferred Stock of such series on any date prior to such additional issue shall be deemed to have been paid on the additional Class A Preferred Stock so issued.

VII. So long as any shares of the Class A Preferred Stock of any series shall be outstanding, the right of the Corporation to make any distribution on junior stock, as hereinafter in this Class A Part defined, shall be subject to the following limitations:

(a) If and so long as the junior stock equity ratio, as hereinafter in this Class A Part defined, is 20% or more but less than 25%, the Corporation shall not make, during the twelve months' period ending with and including the date of any proposed distribution on junior stock, distributions on junior stock (including the proposed distribution on junior stock) exceeding in aggregate amount 75% of the consolidated net income of the Corporation and its subsidiaries, as hereinafter in this Class A Part defined, for the twelve months' period ending with and including the second calendar month preceding the date on which the Board of Directors shall authorize such proposed distribution on junior stock; and

(b) If and so long as the junior stock equity ratio is less than 20%, the Corporation shall not make, during the twelve months' period ending with and including the date of any proposed distribution on junior stock, distributions on junior stock (including the proposed distribution on junior stock) exceeding in aggregate amount 50% of the consolidated net income of the Corporation and its subsidiaries for the twelve months' period ending with and including the second calendar month preceding the date on which the Board of Directors shall authorize such proposed distribution on junior stock.

                 Voting Rights of Class A Preferred Stock - -
       Certain Voting Rights of Class A Preferred Stock as to Directors
       ----------------------------------------------------------------

VIII. Except as otherwise required by the statutes of the State of Iowa and as otherwise provided in this Class A Part, the holders of the Class A Preferred Stock and the holders of the Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, with each share of Class A Preferred Stock and each share of Common Stock being entitled to one vote. Notwithstanding the foregoing, if and whenever full cumulative dividends for four (4) quarterly dividend periods upon any series of Class A Preferred Stock shall be unpaid, the holders of the Class A Preferred Stock and of other shares of preferred stock ranking pari passu therewith, voting as a class, shall be entitled to elect a majority of the total number of directors, and the holders of Common Stock, voting as a separate class, shall be entitled to elect the remaining directors. Whenever the right shall vest in the holders of the Class A Preferred Stock and of other shares of preferred stock ranking pari passu therewith to elect such directors, the Board of Directors shall, at least fifteen days prior to such annual meeting at which such dividends remain accrued and unpaid, cause to be mailed to each stockholder, at his last known post office address as shown on the stock records of the Corporation, a notice to this effect. At all meetings of stockholders where the holders of the Class A Preferred Stock and of other preferred stock ranking pari passu therewith shall have such right to elect such directors, the presence in person or by proxy of the holders of a majority of the aggregate number of outstanding shares of Class A Preferred Stock shall be required to constitute a quorum for the election of such directors; further provided, however, that the absence of a quorum of the holders of Class A Preferred Stock shall not prevent the election at any such meeting or adjournments thereof of directors in the usual manner by the holders of Common Stock if the necessary quorum of the holders of Common Stock is present in person or by proxy at such meeting. When all dividends accrued and unpaid on the Class A Preferred Stock shall have been paid or declared and set apart for payment, holders of Class A Preferred Stock and of other preferred stock ranking pari passu therewith shall at the next annual meeting be divested of their rights in respect of such election of a majority of the directors, and the voting power of the holders of the Class A Preferred Stock and of other preferred stock ranking pari passu therewith and the holders of the Common Stock shall revert to the status existing before the first dividend payment date on which dividends on the Class A Preferred Stock were not paid in full; but always subject to the same provisions for vesting such special rights in the holders of the Class A Preferred Stock and of other preferred stock ranking pari passu therewith in the event dividends on the Class A Preferred Stock shall again become accrued and unpaid in an amount equal to four quarterly dividends. Vacancies among directors elected by holders of Class A Preferred Stock and of other preferred stock ranking pari passu therewith during any period for which directors shall have been so elected shall be filled until the next annual or special meeting for the election of directors, by the vote of a majority of the remaining directors elected by the holders of Class A Preferred Stock and of other preferred stock ranking pari passu therewith. Vacancies among directors elected by the Common Stock shall be filled by the vote of a majority of the remaining directors elected by the holders of Common Stock until the next annual meeting for the election of directors or special meeting in lieu thereof.

               Certain Voting Rights of Class A Preferred Stock
               ------------------------------------------------

IX. So long as any shares of the Class A Preferred Stock of any series shall be outstanding, the Corporation shall not, without the consent by vote or in writing of the holders of a majority of the shares of the Class A Preferred Stock of all series at the time outstanding, considered as a class without regard to series,

(a) Sell all or substantially all its assets or consolidate or merge with or into any other corporation or corporations, except that no such consent or vote shall be required if such sale, consolidation or merger or the issuance or assumption of all securities to be issued or assumed in connection with such sale, consolidation or merger shall have been approved, permitted or ordered by the Securities and Exchange Commission or by any successor commission or by any regulatory authority of the United States of America having jurisdiction over such sale, consolidation or merger or the issuance or assumption of securities in connection therewith; provided, however, that the provisions of this subparagraph (a) shall not apply to (i) a consolidation of the Corporation with, or a merger into the Corporation of, any subsidiary of the Corporation, or (ii) the purchase or other acquisition by the
      Corporation of the franchises or assets of another corporation in any manner which does not involve a consolidation or merger under the laws of the State of Iowa; the term "subsidiary" as used in this subparagraph
      (a) shall mean any corporation all of the outstanding shares of stock of which (except directors' qualifying shares) at the time shall be owned directly or indirectly by the Corporation or by a wholly-owned subsidiary of the Corporation; or

(b) Increase the total authorized amount of Class A Preferred Stock, or authorize any other preferred stock on a parity therewith with respect to the payment of dividends or the distribution of assets upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary; or

(c) Issue any additional shares of preferred stock (including the reissuance of reacquired preferred stock) ranking on a parity with the outstanding shares of Class A Preferred Stock either as to the payment of dividends or as to the distribution of assets unless (i) the consolidated gross income of the Corporation and its subsidiaries (after all taxes including taxes based on income) for 12 consecutive calendar months within a period of 15 calendar months immediately preceding the date of such issuance is equal to at least one and one-half times the aggregate of all interest charges on indebtedness of the Corporation and its subsidiaries on a consolidated basis (excluding interest charges on indebtedness to be retired by the application of the proceeds from the issuance of such preferred stock) and the annual dividend requirements on all preferred stock of the Corporation and its subsidiaries on a consolidated basis (including dividend requirements on all preferred stock ranking as to dividends or assets prior to or on a parity with the preferred stock to be issued) which will be outstanding immediately after the issuance of such preferred stock; and unless (ii) the aggregate par value, or stated capital represented by the outstanding shares of the junior stock of the Corporation, including premiums thereon plus any surplus of the Corporation is equal to at least the aggregate amount payable in connection with an involuntary liquidation of the Corporation with respect to all shares of the Class A Preferred Stock and all shares of stock, if any, ranking prior thereto or on a parity therewith as to dividends or assets, which will be outstanding immediately after the issuance of such preferred stock. If for the purpose of meeting the requirements of clause (c)(ii) immediately preceding it shall have been necessary to take into consideration any earned surplus of the Corporation, the Corporation shall not thereafter pay any dividends on, or make any distributions in respect of, or purchase or otherwise acquire, junior stock which would result in reducing the junior stock equity to an amount less than the amount payable on involuntary liquidation of the Corporation with respect to all shares of the Class A Preferred Stock and all shares ranking prior to or on a parity with the Class A Preferred Stock as to dividends and assets at the time outstanding. If, during the period for which gross income is to be determined for the purpose set forth in clause (c)(ii) above, the amount required to be expended by the Corporation pursuant to a maintenance fund or similar fund established under its mortgage indenture shall exceed the amount deducted in the determination of gross income on account of depreciation and maintenance, such excess shall also be deducted in determining gross income; or

(d) Issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness for any purpose other than

              (i) the refunding of unsecured indebtedness theretofore created or assumed by the Corporation and then outstanding;

              (ii) the reacquisition, redemption or other retirement of any indebtedness, whether secured or unsecured, which reacquisition, redemption or other retirement has been authorized by any state or federal regulatory authority; or

              (iii) the reacquisition, redemption or other retirement of outstanding shares of one or more series of preferred stock of the Corporation;

          if immediately after such issue or assumption the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by the Corporation (including unsecured indebtedness then to be issued or assumed) would exceed twenty per centum (20%) of the aggregate of
          (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Corporation and then to be outstanding and (2) the par value of, or stated capital represented by, the shares of all classes of stock of the Corporation then to be outstanding in the hands of the public, plus premium on such stock, plus capital surplus, earned surplus and any other surplus of the Corporation as then to be stated on the books of account of the Corporation.

X. So long as any shares of the Class A Preferred Stock of any series shall be outstanding, the Corporation shall not, without the consent by vote or in writing of the holders of two-thirds of the number of shares of the Class A Preferred Stock of all series at the time outstanding considered as a class without regard to series, authorize any class of stock ranking prior to the Class A Preferred Stock with respect to the payment of dividends or the distribution of assets upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

XI. So long as any shares of the Class A Preferred Stock of any series shall be outstanding, the Corporation shall not change the express terms and provisions of the Class A Preferred Stock as to such series so as to affect such series adversely, without the consent by vote or in writing of the holders of two-thirds of the number of shares of Class A Preferred Stock of all series so affected, considered as a class without regard to series.

                     Rights of Class A Preferred Stock on
                    Liquidation, Dissolution or Winding Up
                    --------------------------------------

XII. In the event of any liquidation or dissolution or winding up of the Corporation the holders of the Class A Preferred Stock of each series shall be entitled to receive, in preference to the Common Stock, but pari passu with any additional class of cumulative preferred stock which may be authorized pursuant to the provisions of Paragraph 10 of
      Section 2 of Article IV of these Articles of Incorporation, out of the assets of the Corporation available for distribution to its stockholders, before any distribution of assets shall be made to the holders of any class of junior stock, (i) if such liquidation, dissolution or winding up shall be involuntary, the sum of fifty dollars ($50) per share plus full cumulative dividends thereon to the date of final distribution to the holders of the Class A Preferred Stock and
      (ii) if such liquidation, dissolution or winding up shall be voluntary, the amount per share fixed by the Board of Directors pursuant to Paragraph II of this Class A Part plus full cumulative dividends thereon to the date of final distribution to the holders of the Class A Preferred Stock. If upon any liquidation or dissolution or winding up of the Corporation the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Class A Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Class A Preferred Stock of all series shall share ratably in any distribution of assets according to the respective amounts payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the Class A Preferred Stock of all series were paid in full. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

                              Certain Definitions
                              -------------------

XIII. As used in this Class A Part, the following terms have the following meanings:

                The term "consolidated net income of the Corporation and its subsidiaries" shall mean the consolidated gross earnings of the Corporation and its subsidiaries from all sources less all proper deductions for operating expenses, taxes (including income, excess profits and other taxes based on or measured by income or undistributed earnings or income), interest charges and other appropriate items, including provision for maintenance and depreciation, and less all dividends paid or accrued on the Class A Preferred Stock of the Corporation which are applicable to the periods in question, and otherwise determined in accordance with sound accounting practice in use at the time but determined without deducting any losses, expenses or provisions charged directly to surplus in accordance with the Uniform Systems of Accounts prescribed by regulatory commissions having jurisdiction over the Corporation and its subsidiaries. The amount deducted for maintenance and depreciation of property of the Corporation and its subsidiaries shall be at least equal to the aggregate amount spent for maintenance and provided for depreciation by the Corporation and its subsidiaries.

                The term "consolidated surplus of the Corporation and its subsidiaries" shall include capital surplus, earned surplus and any other surplus of the Corporation and its subsidiaries, consolidated in accordance with sound accounting practice.

                The term "distribution on junior stock" shall mean a dividend (other than a dividend payable in junior stock) or other distribution on junior stock, a purchase or redemption of junior stock and any other acquisition for value of junior stock (except in exchange for or with the proceeds of the issue of other junior stock).

                The term "full cumulative dividends" whenever used in this Class A Part with reference to any share of any series of the Class A Preferred Stock shall be deemed to mean (whether or not in any dividend period or any part thereof in respect of which such term is used there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the rate per share fixed for such series by the Board of Directors pursuant to Paragraph II of this Class A Part, for the period of time elapsed from the date of cumulation of such series to the date as of which full cumulative dividends are to be computed (including an amount equal to a dividend at such rate for the elapsed portion of the current dividend period) less, in each case, the amount of all dividends paid, or deemed paid, upon such stock.

                The term "junior stock", whenever used in this Class A Part, shall mean the Common Stock, Preference Stock and any other class or classes of stock of the Corporation over which the Class A Preferred Stock has preference or priority with respect to the payment of dividends and the distribution of assets upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary.

                The term "junior stock equity", whenever used in this Class A Part, shall mean the aggregate par value of, or stated capital represented by, the outstanding shares of the junior stock of the Corporation including premiums thereon plus any surplus of the Corporation.

                The term  "junior  stock  equity  ratio"  shall mean the ratio, computed as of the end of the second calendar month preceding the date of the authorization by the Board of Directors of the proposed distribution on junior stock and adjusted to reflect the proposed distribution on junior stock, of

     (i) the aggregate par value of, or stated capital represented by, the outstanding shares of the junior stock, including premiums on junior stock, plus the consolidated surplus of the Corporation and its subsidiaries, as hereinafter in this Class A Part defined, to

     (ii) the total capitalization of the Corporation and its subsidiaries, as hereinafter in this Class A Part defined, plus the consolidated surplus of the Corporation and its subsidiaries.

                The term "total Capitalization of the Corporation and its subsidiaries" shall mean the aggregate of the principal amount of all indebtedness of the Corporation and its subsidiaries outstanding in the hands of the public maturing more than twelve (12) months from the date of determination of total capitalization of the Corporation and its subsidiaries, plus the par value of, or stated capital represented by, the shares of all classes of stock of the Corporation and its subsidiaries outstanding in the hands of the pubic, plus premium on such stock plus, in the case of such stock of subsidiaries, any surplus applicable thereto.

                     Redemption of Class A Preferred Stock
                     -------------------------------------

XIV. The Class A Preferred Stock of all series, or of any series thereof, or any part of any series thereof, at any time outstanding, may be redeemed by the Corporation, at its election expressed by resolution of the Board of Directors, at any time or from time to time (which time, when fixed in each case, is herein after called the "redemption date"), upon not less than thirty (30) days previous notice to the holders of record of the Class A Preferred Stock to be redeemed, given by mail and by publication in a newspaper of general circulation in the Borough of Manhattan, City and State of New York, in such manner as may be prescribed by resolution or resolutions of the Board of Directors, at the optional redemption price or prices fixed by the Board of Directors pursuant to Paragraph II of this Class A Part then applicable to the Class A Preferred Stock to be redeemed, plus an amount equal to full cumulative dividends thereon to the redemption date (the aggregate of which amounts is hereinafter in this Paragraph XIV called the "redemption price"). If less than all the outstanding shares of the Class A Preferred Stock of any series are to be redeemed, the redemption may be made either by lot or pro rata in such manner as may be prescribed by resolution of the Board of Directors. The Corporation may, if it so elects, provide moneys for the payment of the redemption price by depositing the amount thereof for the account of the holders of Class A Preferred Stock entitled thereto, with a bank or trust company doing business in the Borough of Manhattan, in the City of New York, and having capital and surplus of at least Five Million Dollars ($5,000,000), at any time prior to the redemption date (the date of any such deposit being hereinafter called the "date of deposit"). In such event, the notice of redemption shall include a statement of the intention of the Corporation to deposit such amount prior to the redemption date and the name and address of the bank or trust company with which the deposit will be made. On and after the redemption date (unless default shall be made by the Corporation in providing moneys for the payment of the redemption price), or, if the Corporation shall make such deposit on or before the date specified therefor in the notice, then on and after the date of deposit, all dividends on the Class A Preferred Stock thereby called for redemption shall cease to accrue and, notwithstanding that any certificate for shares of Class A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate, except the right to receive the redemption price as hereinafter provided and except any conversion or exchange rights not theretofore expired. Such conversion or exchange rights, however, in any event shall cease and terminate upon the redemption date or upon any earlier date fixed by the Board of

      Directors pursuant to Paragraph II of this Class A Part for the termination of such rights. The Corporation may pay in regular course any dividends reflected in the redemption price either to the holders of record on the record date fixed for determination of stockholders entitled to receive such dividends (in which event, anything herein to the contrary notwithstanding, the amount so deposited need not include any dividends so paid or to be paid) or as a part of the redemption price upon surrender of the certificates for the shares redeemed. On and after the redemption date or, if the Corporation shall elect to deposit the moneys for such redemption as herein provided, then on and after the date of deposit, the holders of record of the Class A
      Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Corporation or, in the event of such a deposit, to the bank or trust company with which such deposit is made, of certificates for the shares to be redeemed (such certificates, if required, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly endorsed in blank). Any moneys so deposited which shall remain unclaimed by the holders of such Class A Preferred Stock at the end of six (6) years after the redemption date shall be paid by such bank or trust company to the Corporation; provided, however, that all money so deposited, which shall not be required for such redemption because of the exercise of any right of conversion or exchange, shall be returned to the Corporation forthwith. Any interest accrued on moneys so deposited shall be paid to the Corporation from time to time.

                      Purchase of Class A Preferred Stock
                      -----------------------------------

XV. The Corporation may, from time to time, subject to the provisions of Paragraph II of this Class A Part, purchase the whole of the Class A
      Preferred Stock or any series thereof, or any part of any series thereof, upon the best terms reasonably obtainable, but in no event at a price greater than the then current redemption of the shares so purchased.

                                  ARTICLE III

                     In accordance with Section 490.1003 of the Iowa Business Corporation Act, the shareholders of the Corporation approved on April 23, 2001, this Amendment by the following votes, with the number of affirmative votes cast by each voting group entitled to vote separately on the Amendment being sufficient for approval by such voting group:



                                Number of Shares          Number of Shares               Number of
                                Outstanding and          Represented at the          Affirmative Votes
Class                           Entitled to Vote          Special Meeting                  Cast
-----                           ----------------          ---------------                  ----

Common Stock                       13,370,788                13,370,788                  13,370,788

4.30%
Preferred Stock                     120,000                   112,398                      112,058

4.80%
Preferred Stock                     146,406                    91,024                      74,877

6.10%
Preferred Stock                     100,000                    70,609                      69,050


                                  ARTICLE IV

                These Articles of Amendment shall be effective at 5:00 p.m., Central Time, on the 20th day of December, 2001.


                Executed on behalf of the Corporation on the 18th day of December, 2001.

                                    By: /s/ Edward M. Gleason
                                        ---------------------
                                            Edward M. Gleason
                                            Vice President-Treasurer and
                                             Corporate Secretary









This instrument was drafted by, and should be returned to, Peter C. Underwood of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.